Unknown;

HOME EQUITY ASSET TRUST 2007 - 3

DERIVED INFORMATION [4/18/07]

[$527,450,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$527,450,100]
Total Certificates Offered & Non - Offered
(Approximate)

Home Equity Pass - Through Certificates, Series 2007 - 3

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333 - 135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll - free 1 - 800 - 221 - 1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you, any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2007 - 3 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/07 cutoff date. The fatal numbers will be found in the prospectus supplement. The Original

Loan - to - Value (OLTV) ratio displayed in the tables below employs the Combined

Loan - to - Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans: 567

Total Outstanding Loan Balance ($): 151,323,728

Total Expected Collateral Balance ($): 550,000,100

Total Expected Collateral Balance - Selection ($): 147,980,640

Average Loan Current Balance ($): 266,885

:

Weighted Average Original LTV (%) *: 81.6

Weighted Average Coupon (%): 7.14

Arm Weighted Average Coupon (%): 7.15

Fixed Weighted Average Coupon (%): 6.94

Weighted Average Margin (%): 5.63

Weighted Average FICO (Non - Zero): 662

Weighted Average Age (Months): 3

:

%Fist Liens: 100.0

% Second Liens: 0.0

% Arms: 95.2

% Fixed: 4.8

% Interest Only: 100.0

% of Loans with Mortgage Insurance: 0.0

Current Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
5.01 - 5.50	12	3,411,452	2.3	5.42	82.0	667
5.51 - 6.00	30	9,107,585	6.0	5.82	82.5	675
6.01 - 6.50	77	20,443,669	13.5	6.33	80.2	663
6.51 - 7.00	156	40,866,739	27.0	6.82	80.5	662
7.01 - 7.50	138	35,356,532	23.4	7.29	81.2	667
7.51 - 8.00	95	25,698,232	17.0	7.76	82.0	658
8.01 - 8.50	23	5,985,010	4.0	8.26	82.7	642
8.51 - 9.00	22	6,261,893	4.1	8.67	84.7	657
9.01 - 9.50	5	1,259,616	0.8	9.26	88.2	634
9.51 - 10.00	9	2,933,000	1.9	9.71	91.4	621
Total:	567	151,323,728	100.0	7.14	81.6	662
Max: 9.88 Min: 5.34 WgtAvg: 7.14

FICO	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
451 - 475	1	128,000	0.1	9.60	80.0	456
501 - 525	1	216,000	0.1	9.80	80.0	517
551 - 575	2	900,000	0.6	7.35	68.0	566
576 - 600	19	5,236,234	3.5	7.69	78.0	588
601 - 625	78	19,816,900	13.1	7.22	80.8	615
626 - 650	149	39,301,803	26.0	7.17	82.2	639
651 - 675	135	35,812,913	23.7	7.13	81.1	663
676 - 700	98	25,834,764	17.1	7.09	82.2	688
701 - 725	48	13,294,019	8.8	6.93	83.4	712
726 - 750	23	6,336,639	4.2	6.90	82.1	737
751 - 775	9	3,207,357	2.1	6.90	80.5	764
776 - 800	4	1,239,100	0.8	7.34	81.2	786
Total:	567	151,323,728	100.0	7.14	81.6	662
Max: 790 Min: 456 Wgt Avg: 662

Scheduled Balance	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
50,001 - 100,000	7	598,333	0.4	7.79	83.5	668
100,001 - 150,000	71	9,206,012	6.1	7.28	78.8	658
150,001 - 200,000	126	22,415,132	14.8	7.04	80.3	660
200,001 - 250,000	107	23,970,152	15.8	7.15	81.2	657
250,001 - 300,000	81	22,095,536	14.6	7.03	81.8	658
300,001 - 350,000	54	17,602,877	11.6	7.24	82.6	668
350,001 - 400,000	45	16,892,318	11.2	7.05	82.7	659
400,001 - 450,000	26	11,056,189	7.3	7.09	79.8	663
450,001 - 500,000	17	8,068,165	5.3	7.42	84.3	666
500,001 - 550,000	14	7,382,600	4.9	7.22	80.2	664
550,001 - 600,000	9	5,165,777	3.4	6.94	83.6	680
600,001 - 650,000	4	2,535,900	1.7	7.65	82.6	668
650,001 - 700,000	1	661,500	0.4	5.84	90.0	656
700,001 - 750,000	4	2,873,235	1.9	6.76	79.3	671
750,001 >=	1	800,000	0.5	9.55	100.0	644
Total:	567	151,323,728	100.0	7.14	81.6	662
Max: 800,000.00 Min: 65,700.00
Avg: 266,884.88

Original LTV (%) *	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
<= 50.0	4	632,000	0.4	7.37	45.2	631
55.1 - 60.0	5	1,552,692	1.0	7.23	58.0	612
60.1 - 65.0	6	1,588,800	1.0	7.11	64.1	653
65.1 - 70.0	7	2,411,848	1.6	6.70	68.4	646
70.1 - 75.0	12	3,821,659	2.5	6.72	73.1	618
75.1 - 80.0	408	102,340,357	67.6	7.11	79.9	664
80.1 - 85.0	37	10,987,294	7.3	7.01	84.3	667
85.1 - 90.0	65	20,372,330	13.5	7.03	89.5	669
90.1 - 95.0	11	2,669,948	1.8	8.23	94.9	642
95.1 - 100.0	12	4,946,800	3.3	8.38	100.0	653
Total:	567	151,323,728	100.0	7.14	81.6	662
Max: 100.0 Min: 43.0 Wgt Avg: 81.6

Prepay Penalty in Years	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0.00	84	22,738,643	15.0	7.50	81.9	660
1.00	25	7,919,716	5.2	7.17	79.1	673
2.00	385	97,067,866	64.1	7.03	81.5	661
3.00	73	23,597,502	15.6	7.22	82.5	660
Total:	567	151,323,728	100.0	7.14	81.6	662

Documentation Type	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Full	365	92,152,090	60.9	6.91	81.9	651
Reduced	138	39,896,148	26.4	7.42	80.7	679
Stated Income /Stated Assets	57	17,317,090	11.4	7.70	81.9	674
No Income /No Assets	7	1,958,400	1.3	7.27	80.0	686
Total:	567	151,323,728	100.0	7.14	81.6	662

Occupancy Status	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Primary	565	151,060,028	99.8	7.14	81.6	662
Investor	2	263,700	0.2	7.41	90.0	711
Total:	567	151,323,728	100.0	7.14	81.6	662

State	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
California	148	51,290,631	33.9	6.89	81.0	664
Arizona	65	15,025,481	9.9	7.01	82.4	667
Florida	58	14,385,172	9.5	7.50	80.8	663
Washington	51	11,758,335	7.8	6.87	80.4	656
Virginia	26	6,890,916	4.6	7.33	82.2	674
New York	15	6,281,948	4.2	7.04	81.7	676
Nevada	20	5,826,371	3.9	7.90	85.0	657
Maryland	22	5,279,558	3.5	7.09	80.8	665
Oregon	25	5,170,492	3.4	7.22	83.4	655
Illinois	23	5,076,482	3.4	7.31	83.1	649
New Jersey	11	3,669,500	2.4	7.52	81.7	684
Minnesota	12	2,401,949	1.6	7.17	80.7	643
Utah	8	1,931,182	1.3	8.21	78.9	609
North Carolina	9	1,613,749	1.1	7.37	77.7	632
Michigan	8	1,515,250	1.0	7.56	79.7	639
Other	66	13,206,709	8.7	7.30	83.0	657
Total:	567	151,323,728	100.0	7.14	81.6	662

Purpose	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Purchase	315	78,614,228	52.0	7.15	81.3	666
Refinance - Rate Term	46	12,225,344	8.1	6.78	82.0	656
Refinance - Cashout	206	60,484,156	40.0	7.20	81.9	657
Total:	567	151,323,728	100.0	7.14	81.6	662

Product	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Arm 2/28	473	120,806,981	79.8	7.13	81.5	661
Arm 3/27	51	17,109,808	11.3	7.32	84.1	665
Arm 5/25	17	5,893,031	3.9	7.05	82.0	669
Arm 6 Month	1	278,076	0.2	7.50	80.0	663
Fixed Rate	25	7,235,832	4.8	6.94	76.4	657
Total:	567	151,323,728	100.0	7.14	81.6	662

Property Type	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Single Family Residence	407	109,148,356	72.1	7.13	81.6	660
PUD	78	20,597,474	13.6	7.27	81.1	662
Condo	54	11,607,622	7.7	7.03	82.2	670
2 Family	18	6,323,876	4.2	7.07	81.2	672
3 - 4 Family	9	3,524,400	2.3	7.21	82.1	671
Co - op	1	122,000	0.1	7.63	80.0	658
Total:	567	151,323,728	100.0	7.14	81.6	662

Margin (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0.01 - 4.00	21	6,117,660	4.2	6.93	82.0	670
4.01 - 4.50	29	8,650,354	6.0	6.23	81.9	670
4.51 - 5.00	67	20,657,985	14.3	6.64	80.6	667
5.01 - 5.50	104	27,964,549	19.4	6.93	81.7	661
5.51 - 6.00	143	36,178,347	25.1	7.10	81.8	664
6.01 - 6.50	81	19,321,303	13.4	7.37	81.8	663
6.51 - 7.00	74	19,805,411	13.7	7.95	83.0	649
7.01 - 7.50	11	1,923,308	1.3	8.43	81.7	653
7.51 - 8.00	11	3,097,780	2.1	8.64	83.2	644
9.01 >=	1	371,200	0.3	9.38	80.0	661
Total:	542	144,087,896	100.0	7.15	81.8	662
Max: 9.38 Min: 2.35 Wgt Avg: 5.63

Months to Rate Reset	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
1 - 3	1	278,076	0.2	7.50	80.0	663
13 - 15	3	463,895	0.3	8.72	80.0	556
16 - 18	5	1,772,800	1.2	7.38	80.0	614
19 - 21	306	75,572,444	52.4	6.92	81.6	658
22 - 24	160	43,117,738	29.9	7.46	81.4	670
31 - 33 34 - 36	25 25	8,448,031 8,541,882	5.9 5.9	7.43 7.24	85.8 82.4	658 670
37 >=	17	5,893,031	4.1	7.05	82.0	669
Total:	542	144,087,896	100.0	7.15	81.8	662
Max: 59 Min: 3 Wgt Avg: 24

Maximum Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
9.51 - 11.50	12	3,411,452	2.4	5.42	82.0	667
11.51 - 12.00	28	8,537,290	5.9	5.81	82.6	675
12.01 - 12.50	72	18,429,784	12.8	6.33	80.7	664
12.51 - 13.00	148	38,716,509	26.9	6.81	80.8	664
13.01 - 13.50	135	34,184,507	23.7	7.28	81.1	666
13.51 - 14.00	86	23,776,882	16.5	7.75	82.4	658
14.01 - 14.50	20	5,053,113	3.5	8.24	84.0	639
14.51 - 15.00	23	6,538,543	4.5	8.59	85.0	657
15.01 - 15.50	6	1,905,116	1.3	8.85	84.8	646
15.51 - 16.00	10	3,276,200	2.3	9.57	90.2	635
16.01 - 16.50	1	130,500	0.1	9.10	90.0	600
16.51 - 17.00	1	128,000	0.1	9.60	80.0	456
Total:	542	144,087,896	100.0	7.15	81.8	662
Max: 16.60 Min: 11.34 Wgt Avg: 13.17

Minimum Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
<= 4.50	1	267,200	0.2	6.50	80.0	605
4.51 - 5.00	2	505,000	0.4	6.96	65.5	584
5.01 - 5.50	15	4,044,052	2.8	5.73	82.4	661
5.51 - 6.00	30	8,803,110	6.1	5.91	82.7	675
6.01 - 6.50	76	19,434,484	13.5	6.41	81.3	663
6.51 - 7.00	149	39,312,614	27.3	6.88	81.3	663
7.01 - 7.50	132	33,299,932	23.1	7.29	80.9	667
7.51 - 8.00	87	24,137,808	16.8	7.76	82.5	659
8.01 - 8.50	17	4,809,188	3.3	8.26	82.1	645
8.51 - 9.00	22	6,261,893	4.3	8.67	84.7	657
9.01 - 9.50	5	1,259,616	0.9	9.26	88.2	634
9.51 - 10.00	6	1,953,000	1.4	9.69	90.3	621
Total:	542	144,087,896	100.0	7.15	81.8	662
Max: 9.88 Min: 4.50 Wgt Avg: 7.10

Initial Periodic Cap (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
1.00	7	2,094,105	1.5	7.37	78.5	618
1.50	4	696,395	0.5	8.13	79.1	619
2.00	51	16,536,007	11.5	7.30	80.4	697
3.00	480	124,761,389	86.6	7.12	82.1	658
Total:	542	144,087,896	100.0	7.15	81.8	662
Wgt Avg: 2.85

Subsequent Periodic Cap (%)	No of Loans	Total Scheduled Balance ($)	Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
1.00	538	143,391,501	99.5	7.15	81.8	662
1.50	4	696,395	0.5	8.13	79.1	619
Total:	542	144,087,896	100.0	7.15	81.8	662
Wgt Avg: 1.00

Interest Only Period (Months)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
24	4	1,011,442	0.7	8.52	84.1	645
60	548	145,585,220	96.2	7.14	81.5	662
120	15	4,727,066	3.1	6.80	82.6	660
Total:	567	151,323,728	100.0	7.14	81.6	662